Ex 99.1
Baumgartner
Patent Law

5933 N E Win Sivers Dr. Suite 205 Portland OR, 97220	Phone (503) 546-3452 Toll-Free (877) 734-8669 Fax (503) 546-3824

VIA EMAIL

August 7th, 2013

David Koos
Regen BioPharma Inc.
4700 Spring St., Suite 304
La Mesa, CA, 91942

August 7th, 2013

U.S.Patent No. 6,821,513

Dear David:

This letter is to provide a brief overview of the effects of U.S. Patent No. 6,821,513 "METHOD FOR ENHANCING HEMATOPOIESIS" (The '513 Patent) expiring with respect to Regen  BioPharma, Inc.'s Investigational New Drug (IND) Application 15376 before the FDA.

The following events were conveyed to me by you. Oregon Health and Sciences University (OHSU), the listed assignee of the '513 Patent, entered into a licensing agreement with Regen BioPharma, Inc. (Regen) such that Regen was permitted to use the technology claimed by the '513  Patent for a specified payment. Afterwards, it became apparent that the '513 Patent expired due to nonpayment of post-registration maintenance fees by OHSU. In light of the expiration of the '513 Patent, OHSU informed Regen that they agreed to void the licensing agreement and refund Regen all fees already paid and to cancel future payments due.

Per our conversation, the expiration of the '513 Patent, signifies that no party can be sued for future infringement based on the'513 Patent. Thus Regen is free to practice the claimed methods recited in the expired'513 Patent in the future without being liable for patent infringement based on the'513 Patent. Thus, to the extent that Regen's activities, including, making, selling, or offering to sell the drug described in their IND Application 15376 would have read on any claim in the '513 Patent, Regen cannot be found liable for patent infringement based on the now expired '513 Patent.

Currently Regen has two non-provisional applications pending before the United States Patent and Trademark office (USPTO) related to their IND Application 15376.

The first patent application U .S. Application Serial No. 13/957,427, CELLS, COMPOSITIONS, AND TREATMENT METHODS FOR STIMULATION OF HEMATOPOIESIS, is directed to methods, compositions of matter, and kits for the treatment of disorders affecting the hematopoietic system. Patients are administered an autologous cellular mixture derived from adipose stromal vascular fraction, said cellular mixture comprising endothelial cells, endothelial progenitor cells, T regulatory cells, monocytes, and hematopoietic stem cells. In one embodiment, treatment is provided for patients suffering from inflammatory disorders including aplastic anemia.

The second patent application, U.S. Application Serial No. I3/897,735, ACCELERATION OF HEMATOPOIETIC RECONSTITUTION BY PLACENTAL ENDOTHELIAL AND ENDOTHELIAL PROGENITOR CELLS, is directed to methods and compositions useful for treatment of patients needing hematopoietic stimulation. In one embodiment patients are administered a cellular mixture derived from allogeneic placenta, said cellular mixture comprising substantially of endothelial cells and endothelial progenitor cells.

Kindest Regards,
BAUMGARTNER PATENT LAW

/s/ Marc Baumgartner

Marc Baumgartner